Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Hot Topic, Inc. 2006 Equity Incentive Plan of our reports dated March 14, 2006, with respect to the consolidated financial statements and schedule of Hot Topic, Inc. included in its Annual Report (Form 10-K) for the year ended January 28, 2006, Hot Topic, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hot Topic, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California September 6, 2006